CUSIP No. 70932M107

EXHIBIT A

TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS

Each of the below transactions in the Common Stock were traded in the ordinary course over the New York Stock Exchange, and the purchaser was MFN Partners, LP.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
02/07/2022	Purchase	150,000	$58.87
02/08/2022	Purchase	106,274	$60.19

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